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                                                  EXHIBIT 12

                                               CLECO CORPORATION
                                           COMPUTATION OF EARNINGS TO
                                         FIXED CHARGES AND EARNINGS TO
                            COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                   1998          1997          1996          1995          1994
                                                   ----          ----          ----          ----          ----
Earnings from continuing operations            $     53,801  $     52,519  $     52,135  $     48,703  $     45,043
Income taxes                                         26,666        27,729        26,154        25,229        19,901
                                               ------------  ------------  ------------  ------------  ------------
Earnings from continuing operations
    before income taxes                        $     80,467  $     80,248  $     78,289  $     73,932  $     64,944
                                               ------------  ------------  ------------  ------------  ------------
Fixed charges:
    Interest, long-term debt                   $     23,350  $     23,676  $     25,134  $     24,516  $     23,194
    Interest, other                                   3,666         3,873         2,359         3,482         2,542
    Amortization of debt expense and
        premium, net                                  1,248         1,206         1,107         1,234         1,223
    Portion of rental expense
        representative of interest factor               486           487           445           457           707
                                               ------------  ------------  ------------  ------------  ------------
            Total fixed charges                $     28,750  $     29,242  $     29,045  $     29,689  $     27,666
                                               ------------  ------------  ------------  ------------  ------------
Earnings from continuing operations
    before income taxes and fixed charges      $    109,217  $    109,490  $    107,334  $    103,621  $     92,610
                                               ------------  ------------  ------------  ------------  ------------
                                               ------------  ------------  ------------  ------------  ------------
Ratio of earnings to fixed charges                    3.80x         3.74x         3.70x         3.49x         3.35x
                                               ------------  ------------  ------------  ------------  ------------
                                               ------------  ------------  ------------  ------------  ------------
Fixed charges from above                       $     28,750  $     29,242  $     29,045  $     29,689  $     27,666
Preferred dividends                                   2,814         2,884         2,909         2,960         2,966
                                               ------------  ------------  ------------  ------------  ------------
    Total fixed charges and preferred
    stock dividends                            $     31,564  $     32,126  $     31,954  $     32,649  $     30,632
                                               ------------  ------------  ------------  ------------  ------------
                                               ------------  ------------  ------------  ------------  ------------
Ratio of earnings to combined fixed
    charges and preferred stock dividends             3.46x         3.41x         3.36x         3.17x         3.02x
                                               ------------  ------------  ------------  ------------  ------------
                                               ------------  ------------  ------------  ------------  ------------
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